(posted 11-10-02) HACECA Assists Three Individuals For a Chance to Run for the AAG Inc. Board of Directors

As of today, three individuals have sent in their names to the Nominating Committee to the AAG, Inc. to be considered for nomination for board elections in 2003. They are: Richard D. Foley, Steve Nieman and Dr. Robert C. Osborne. Their resumes are listed below. HACECA will track and report on the progress of these potential nominees leading up to next May's Shareholders' Meeting.

Post Enron, there are numerous changes afoot regarding corporate board elections. eRaider, a shareholder activist group, recently petitioned the following (which last month was covered in a Business Week magazine article):
The undersigned petition the Securities and Exchange Commission to mandate that public companies place the names of all legitimate director candidates on ballots distributed to shareholders. To further encourage open and fair elections, we urge the SEC to disallow counting uninstructed shares (broker votes) for any candidate, to ban the use of corporate funds for campaigning for any candidate and to strike down unreasonable qualification tests for director candidates. These actions will help restore integrity to corporate elections and increase corporate accountability to shareholders.

Corporate America can change. Here's a test right here at these two airlines, Alaska and Horizon, that many employees, customers and investors call home. For employees: what kind of company do you work for? Does your job and pension have any future? For customers: what kind and frequency of air service will your home community have? And investors: can your capital safely grow here? We invite all stakeholders to follow these events. You'll get news here you won't find anywhere else--Steve Nieman

Richard D. Foley

Richard Foley is a retired conductor for the Southern Pacific Railroad. He led the team that worked for employee ownership of the Southern Pacific. Mr. Foley was a founder and Chairman of the American Employees Stock Ownership Association (AESOA). He is also a founder of OUR -- Ownership Union, an ownership-oriented alternative to traditional zero-sum game unionism for achieving economic justice for workers. Mr. Foley also helped develop the Virtual Union. Through its web site (www.virtualunions.info), the VU provides an advanced communications tool for enabling workers, customers and shareholders to organize, have free-wheeling discussions, and reach consensus on group actions, where the anonymity of all participants can be safeguarded. Mr. Foley was a career-long member of the United Transportation Union (UTU).

He also served as the Chapter Chair for the United Shareholder's Association
(USA) for Tucson and Southern Arizona. His shareholder proposal victory in 1988 was the first in the history of corporate America. That record-breaking victory charted a major course change in corporate governance that has spread around the world. AESOA provided many public training and assistance programs in the education and exercise of stock ownership rights. His expert testimony before Congress, the work of USA, AESOA and others brought many positive changes in federal securities law and legislation.

Mr. Foley participated in a special ambassador program for People to People and traveled to England, Germany, and Poland meeting with leaders in government, unions, and academics. He is the first foreign member of the Polish Employee Ownership Union Virtual Think Tank hosted by Kent State University.

He is a member of the Center for Social and Economic Justice and sits on CESJ's Board of Counselors. Mr. Foley has also developed and implemented a US marketing strategy for the Institute of Integrated Rural Development (IIRD), which is creating worker-owned enterprises among the poorest citizens of Bangladesh. He served in the United States Navy from 1967 until 1972.

Richard is a committee member for the Boy Scouts of America, Troop 214. He lives in Tucson, Arizona with his family and is a member of the Catalina Foothills Church, PCA.

Steve Nieman

Steve Nieman's airline career began the year the U.S. airline industry was deregulated in 1978. For the past 24 years he has been employed as a captain by Air Oregon which was acquired by Horizon Air. He currently flies the Bombardier Q400. He has been active in labor, employee, and corporate politics, starting an in-house union in 1988 for Horizon Air Pilots.

Steve is a freelance writer, having published in magazines and newspapers such as FLYING and THE WALL STREET JOURNAL.

In 1998, Mr. Nieman founded and became president of the non-profit Horizon/Alaska Customer/Employee Co-Ownership Association Inc. (HACECA), whose goal is to accomplish a majority buyout of Alaska Airlines and Horizon Air by a partnership of customers and employees.

He is also a founder of OUR--Ownership Union, a U.S. Dept. of Labor-registered union offering labor organizing alternatives based on corporate ownership as a means of raising levels of accountability and responsibility, fairness, and social and economic justice for individuals, families, communities, corporations, governments and the world.

Both HACECA and OUR Union are closely affiliated with the Virtual Union. Mr. Nieman helps maintain and writes for the VU's web site
(www.virtualunions.info), which is designed to provide the essential communications tools required to help workers, customers and shareholders carry on organizing discussions and reaching consensus while protecting their anonymity.

He is a member of the Center for Social and Economic Justice and sits on CESJ's Board of Counselors. Mr. Nieman is an active participant in discussions on the Capital Ownership Group Virtual Think Tank hosted by Kent State University. Mr. Nieman served in the U.S. Air Force from 1974-1977.

Steve lives with his family in Brush Prairie, WA.

Robert C. Osborne, MD

Robert C. Osborne, M.D., is a Board Certified Anesthesiologist who has been practicing medicine in Arizona since 1977. He is Board Eligible in Pain Medicine and was an associate of the Pain Medicine Center at Tucson General Hospital before it closed.

Dr. Osborne graduated from George Washington University Medical School in 1970. He served in the United States Navy as a Senior Flight Surgeon for the United States Marine Corps until 1975. He completed his residency at the University of California at San Diego. Dr. Osborne established the first dedicated Obstetrical Anesthesia Service in Tucson in 1977.

Dr. Osborne practices Pain Medicine at his office and at various Tucson hospitals, where he also holds staff appointments in Anesthesia and Pain Medicine. He was the Director of Obstetrical Anesthesia at Tucson General Hospital before it closed. Additionally, Dr. Osborne is the founder of the Patient Advocacy Foundation in Tucson, Arizona.

__________________________________________

Oct. 9, 2002

HORIZON/ALASKA CUSTOMER/EMPLOYEE CO-OWNERSHIP ASSOCIATION, INC. HACECA, Inc. PO Box 602 Brush Prairie, WA 98606 (360) 687-3187 www.eahsop.org email: haceca@attbi.com

Mr. Keith Loveless Corporate Secretary and General Counsel Alaska Air Group, Inc. PO Box 68947 Seattle, WA 98618

Dear Mr. Loveless,

We are in receipt of your Sept. 26, 2002 letter in reply to our Aug. 23, 2002 letter. The delays involved in snail mail are unacceptable. We feel more expeditious means of communicating--email--is how we should communicate in the future (copies can be sent by postal mail).

Thank you for your invitation to meet with you on behalf of the board.

We reiterate again our original request to meet with the AAG Board. As we approach deadlines for shareholder resolutions and board elections, time is limited. Work should commence immediately on many issues. We would like to communicate to you and a minimum of CEOs of both airlines as well as the Chairman of the AAG.

In this post-Enron atmosphere, concerned investors, employees and customers are waiting and watching.

Shareholders own 97.4 percent of the stock outside of the board's and management's 2.6 percent share. Many in this sizeable group understand we must become more involved in overhauling corporate governance in order to safely protect our investment. And as you know, the large institutional investors who invest in ALK stock, do so on yours and my behalf--both employees--in regards to investing our pension and 401(k) funds.

Supporters of activist shareholder groups like HACECA will continue to multiply. The board's willingness to work towards true democratic corporate governance will largely determine whether these relations are positive or negative. There is a direct link between corporate governance, share price and return on investment.

The board must be more accessible to shareholders. We have significant amounts of capital on the table and we have a right to high standards of corporate governance.

Sincerely,

Steve Nieman, President

cc: shareholders file

______________________________________________ September 26, 2002

Mr. Steve Nieman c/o EAHSOP's Cables Box 602 Brush Prairie, WA 98606

Dear Steve,

Your August 23, 2002 letter was provided to Alaska Air Group board members at their August board meeting. In response, the board has requested that I meet with you and Mr. Foley to discuss further the issues you addressed.

If you'll contact my assistant, Jeanne Gammon, at (206) 431-3719, she'll set up a time that will accommodate your schedule.

Looking forward to meeting with you.

Sincerely,

Keith Loveless Vice President/Legal and Corporate Affairs, General Counsel and Corporate Secretary BOX 68947 SEATTLE, WA 98168-0947 / 206- 431- 7040

______________________________________________
Sept. 5, 2002

HORIZON/ALASKA CUSTOMER/EMPLOYEE CO-OWNERSHIP ASSOCIATION, INC. HACECA, Inc. PO Box 602 Brush Prairie, WA 98606 (360) 687-3187 www.eahsop.org email: haceca@attbi.com

Mr. Jeff Pinneo, CEO Horizon Air 19521 Pacific Hwy. South Seattle, WA 98188

Dear Jeff,

One of the many lessons Horizon can learn from the debacle at Enron is that retirement plan trustees must protect the interests of plan participants. Enron's management-appointed trustees allowed a lock-down period of three weeks while the plan administration was changed and the stock price plummeted. During this period, employees could not even sell Enron stock purchased with their own funds.

Ultimately, there is no way to guarantee that plan trustees won't be manipulated by an unethical management, but the best way to ensure that plan trustees protect participants is to allow the plan participants to elect them. Since the advent of the 401(k), there have been drumbeat rumblings about the temptations and risks of plans entirely controlled by management. How about a dose of some good ol' fashioned democracy here?

If Horizon is to be successful into the future, you and I know that checks-and-balances must be erected to ensure the interests of the three stakeholder groups are served. Management is going to have to begin to power share with the employees in some areas. Administration of our 401(k) is an excellent place to start. Joan Butters and I have talked at length about this and other possibilities.

Formulate minimum standards for employee trustees, such as fully vested in the plan, a certain amount of business interest and education, etc. The employee trustees could serve, say, three year terms. To keep costs down, elections could be done via the Internet.

Since our 401(k) plan is a company plan and not specific to any particular union, and our unions are non-stakeholders, what role if any should they play? Regarding retirement, some union leaders are similar to Horizon management--the bulk of their retirement monies come from supplemental plans that most employees do not participate in. I feel these 401(k) employee trustees at Horizon should exclude employees who serve as elected union leaders. They might have conflicts of interest that would prevent them from serving on behalf of all, such as non-unionized workers.

HACECA is currently assisting shareholders in writing a half-dozen shareholder proposals. This is one being considered if management doesn't act accordingly. Why should institutional shareholders care about retirement plan trustees? We're not sure; we'd like to find out. Post-Enron, one groundswell of reform appears to be that shareholders want management to run the business much more democratically where appropriate. Did you read this recent press release?

Fund Giant Vanguard Gets Tougher With Companies

New York, NY, United States The Vanguard Group, the mutual fund giant currently managing USD550 billion in assets, this week released a letter that Chairman Jack Brennan sent to hundreds of companies on August 16, 2002. Brennan's missive outlined Vanguard's new guidelines on how it will vote on issues submitted to shareholders for approval. Vanguard's past guidelines stipulated that it would generally support management's slate of directors, but its revamped guidelines indicate that it will vote only in favor of boards with a majority of independent directors. Vanguard will also withhold votes for non-independent directors serving on audit, compensation or nominating committees. Votes will be withheld for compensation committee members who approve excessive compensation packages or propose stock option plans that dilute existing stock values. In addition, Vanguard will vote against any compensation plan it considers structurally flawed or excessively generous. The companies who received Brennan's letter are those in which Vanguard holds an interest of 3% or more. For the full text of the letter and Vanguard's updated proxy voting guidelines, visit Vanguard's website http://institutional.vanguard.com/. Reuters, August 22, 2002; Business Week, August 23, 2002

Vanguard Group owns 9.6 percent of AAG stock. We believe that they want to take a much more active role in overseeing their investment, as do many employees. We think this proper, appropriate and how business will be conducted in the future.

Sincerely,

Steve Nieman, President

________________________________________________
August 23, 2002

HORIZON/ALASKA CUSTOMER/EMPLOYEE CO-OWNERSHIP ASSOCIATION, INC. HACECA, Inc. PO Box 602 Brush Prairie, WA 98606 (360) 687-3187 www.eahsop.org email: haceca@attbi.com

Mr. Keith Loveless, Corporate Secretary and Associate General Counsel Alaska Air Group, Inc. PO Box 68947 Seattle, WA 98618

Dear Mr. Loveless:

Formed in 1998, HACECA Inc., composed of concerned employees, customers and investors of Alaska Airlines and Horizon Air, has decided to respond positively to requests that it assist in filing shareholder proposals as well as exercising other shareholder rights. In this post-Enron environment, we feel positive and constructive changes must be made in corporate governance. Failure to address these reforms threatens the economic viability of both airlines.

This letter is to inform you that these actions will be prepared in full compliance with all legal requirements. HACECA is prepared to work with various institutional, employee and independent shareholders to insure that these issues be included in the company's 2003 Proxy Statement.

In addition, HACECA will assist in the forwarding of names of qualified individuals to the board's Nominating Committee. We are prepared to assist in a contested election in a direct appeal to shareholders on behalf of these nominees.

Myself and Richard D. Foley, a board member of HACECA, wish to meet with the AAG board at its convenience to discuss these matters. It has been proven that shareholder activism increases real equity in companies. Asserting ownership rights is guaranteed in this great land of America. We desire to accomplish our goals in a constructive manner that will benefit all true stakeholders of the AAG.

I respectfully request that this letter be distributed to members of the board. Please also distribute this letter to executives of your choice. Looking forward to hearing from you.

Sincerely,

Steve Nieman, President